Exhibit 99.1

ATRION CORPORATION ANNOUNCES CFO SUCCESSION PLAN

ALLEN, TEXAS, August 25, 2022—Atrion Corporation. (NASDAQ: ATRI) today announced that its Board of Directors has approved a succession plan under which Cindy Ferguson, currently the Company’s Controller, will become the Company’s Vice President and Chief Financial Officer, Secretary, and Treasurer effective March 4, 2023, succeeding Jeffery Strickland, who currently holds those positions and whose retirement effective March 3, 2023 has been previously reported.

Emile A Battat, Chairman of the Board, stated, “Mr. Strickland joined the Company in 1983 and has served in his current positions since 1997. Throughout his almost 40 years of service to the Company, Mr. Strickland has worked tirelessly to create a stronger company, and we are indebted to him for his commitment, insight, and integrity.” Mr. Battat added, “The Company is pleased to announce an orderly succession by naming Ms. Ferguson to succeed Mr. Strickland as Vice President and Chief Financial Officer, Secretary, and Treasurer well in advance of his retirement. We look forward to working with her for many more years.”

Ms. Ferguson joined the Company on June 14, 2021 as our Controller and has served in that position since that date. Prior to joining the Company, Ms. Ferguson spent 17 years with Texas Instruments in various accounting and finance roles both domestically and in Europe. Ms. Ferguson graduated with a Bachelor of Business Administration degree in Accounting from Texas Tech University.

“I’m looking forward to the opportunity to be involved in the Company’s future successes in my next role.” Ms. Ferguson said. She added, “Mr. Strickland and I have an excellent working relationship and will continue to work together until his retirement to ensure this transition is smooth and successful.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, the Company’s expectations regarding the Company’s succession plan.  Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “should”, “plans,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland

Vice President and Chief Financial Officer

(972) 390-9800